UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*



                             PriCellular Corporation
                                (Name of Issuer)


                      Class A Common Stock, $.01 par value
                         (Title of Class of Securities)


                                    174150410
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No.174150410        13G                   Page     2     of   10   Pages
------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Spectrum Equity Investors, L.P.
_______________________________________________________________________________

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a)    [x]

                                                               (b)    [ ]
_______________________________________________________________________________

3    SEC USE ONLY

_______________________________________________________________________________

4    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
_______________________________________________________________________________

                         5    SOLE VOTING POWER

       NUMBER OF
                                                  - 0 -
         SHARES       _________________________________________________________

       BENEFICIALLY      6    SHARED VOTING POWER

         OWNED BY                                1,883,681
                      _________________________________________________________

          EACH           7    SOLE DISPOSITIVE POWER

        REPORTING

         PERSON                                 - 0 -
                      _________________________________________________________

          WITH           8    SHARED DISPOSITIVE POWER


                                                1,883,681
_______________________________________________________________________________

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,883,681
_______________________________________________________________________________

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  []

_______________________________________________________________________________

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.17%
_______________________________________________________________________________

12   TYPE OF REPORTING PERSON*

     PN
_______________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No.174150410        13G                   Page     3     of   10   Pages
------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Spectrum Equity Associates, L.P.
______________________________________________________________________________

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)    [x]

                                                             (b)    [ ]
______________________________________________________________________________

3    SEC USE ONLY


______________________________________________________________________________

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
______________________________________________________________________________

                         5    SOLE VOTING POWER

        NUMBER OF
                                                    - 0 -
          SHARES      ________________________________________________________

       ENEFICIALLY      6    SHARED VOTING POWER

         OWNED BY
                                                  1,883,681
          EACH        ________________________________________________________

        REPORTING       7      SOLE DISPOSITIVE POWER

         PERSON                                   - 0 -
                      ________________________________________________________
          WITH
                        8     SHARED DISPOSITIVE POWER

                                                  1,883,681
_______________________________________________________________________________

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,883,681
_______________________________________________________________________________

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  []

_______________________________________________________________________________

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.17%
_______________________________________________________________________________

12   TYPE OF REPORTING PERSON*

     PN
_______________________________________________________________________________
                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No.174150410        13G                   Page     4     of   10   Pages
------------------------------------------------------------------------------


1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     William P. Collatos
______________________________________________________________________________

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)    [x]

                                                             (b)    [ ]
______________________________________________________________________________

3    SEC USE ONLY


______________________________________________________________________________

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
______________________________________________________________________________

                         5    SOLE VOTING POWER

        NUMBER OF
                                                    - 0 -
          SHARES      ________________________________________________________

      BENEFICIALLY      6    SHARED VOTING POWER

         OWNED BY
                                                  1,883,681
          EACH        ________________________________________________________

        REPORTING       7      SOLE DISPOSITIVE POWER

         PERSON                                   - 0 -
                      ________________________________________________________
          WITH
                        8     SHARED DISPOSITIVE POWER

                                                  1,883,681
_______________________________________________________________________________

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,883,681
_______________________________________________________________________________

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  []

_______________________________________________________________________________

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.17%
_______________________________________________________________________________

12   TYPE OF REPORTING PERSON*

     IN
_______________________________________________________________________________
                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No.174150410        13G                   Page     5    of   10   Pages
------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Brion B. Applegate
______________________________________________________________________________

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)    [x]

                                                             (b)    [ ]
______________________________________________________________________________

3    SEC USE ONLY


______________________________________________________________________________

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
______________________________________________________________________________

                         5    SOLE VOTING POWER

        NUMBER OF
                                                    - 0 -
          SHARES      _______________________________________________________

       BENEFICIALLY      6    SHARED VOTING POWER

         OWNED BY
                                                  1,883,681
          EACH        ________________________________________________________

        REPORTING       7      SOLE DISPOSITIVE POWER

         PERSON                                   - 0 -
                      ________________________________________________________
          WITH
                        8     SHARED DISPOSITIVE POWER

                                                  1,883,681
_______________________________________________________________________________

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,883,681
_______________________________________________________________________________

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  []

_______________________________________________________________________________

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.17%
_______________________________________________________________________________

12   TYPE OF REPORTING PERSON*

     IN
_______________________________________________________________________________
                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

Spectrum Equity Investors, L.P.                                   Page 6 of  10
Schedule 13G



     Item 1.

          (a)  Name of Issuer: PriCellular Corporation

          (b) Address of Issuer's Principal Executive Offices: 45 Rockefeller Plaza, New York, New York 10020

       Item 2.

          (a)  Name of Person Filing: See Statement I attached

          (b) Address of Principal Business Office or, if none, Residence: See Statement I attached

          (c)  Citizenship: See Statement I attached

          (d) Title of Class of Securities: Class A Common Stock, $.01 par value

          (e)  CUSIP Number: 174150410

       Item 3.

          (a)  Not Applicable

       Item 4. Ownership

          (a) Amount beneficially owned: 1,883,681 shares of Class A Common Stock are beneficially owned by the Reporting Persons (of such amount, 1,315,833 shares of Class A Common Stock are issuable upon conversion of the Class B Common Stock beneficially owned by the Reporting Persons and 376,813 shares of Class A Common Stock are issuable upon conversion of the Series A Cumulative Convertible Preferred Stock, $.01 par value (the "Series A Preferred") held by the Reporting Persons). The number of shares of Class A Common Stock issuable upon conversion of the Series A Preferred assumes the occurrence of a voluntary conversion on December 28, 1995, the date the Reporting Persons acquired beneficial ownership of the shares of Series A Preferred.

          (b) Percent of Class: 15.17% of Class A Common Stock (assumes issuance of 1,315,833 shares of Class A Common Stock upon conversion of the outstanding Class B Common Stock beneficially owned by the Reporting Persons plus issuance of 376,813 shares of Class A Common Stock upon conversion of the Series A Preferred held by the Reporting Persons assuming further that the voluntary conversion of Series A Preferred occurred on December 28, 1995). The Reporting Persons believe that approximately 10,726,432 shares of Class A Common Stock were outstanding on December 31, 1995 and the percentage of ownership has been computed utilizing such number of shares.

Spectrum Equity Investors, L.P.                                   Page 7 of  10
Schedule 13G



          (c)  Number of shares as to which Reporting Person has:

               (i)  sole power to vote or to direct the vote: -0-

               (ii) shared power to vote or to direct the vote: 1,883,681 shares of Class A Common Stock

               (iii) sole power to dispose or to direct the disposition: -0-

               (iv) shared  power  to  dispose  or to  direct  the  disposition:
                    1,883,681 shares of Class A Common Stock


      Item 5.  Ownership  of  Five  Percent  or Less  of a  Class:  Not
               Applicable

      Item 6.  Ownership of More than Five Percent on Behalf of Another
               Person:

               The persons identified on Statement I attached hereto have the right to receive or the power to direct the receipt of dividends from the sale of securities owned of record by Spectrum Equity Investors, L.P.


      Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

              Not Applicable

      Item 8. Identification  and  Classification  of  Members  of the
              Group: See Statement I attached hereto for identification of persons filing this Schedule as a group.

      Item 9. Notice of Dissolution of Group: See Statement I attached hereto for identification of persons filing this Schedule as a group

     Item 10. Certification:  Not Applicable

Spectrum Equity Investors, L.P.                                   Page 8 of  10
Schedule 13G




                                   Statement I



Name of                                       Citizenship           Type of
Reporting                                     or place of           Reporting
Person                     Address            Organization          Person
------                     -------            ------------          ------

Spectrum Equity            125 High St.       Delaware                PN
 Investors L.P.            Boston, MA
                           02110

Spectrum Equity            125 High St.       Delaware                PN
 Associates, L.P.          Boston, MA
                           02110

William P. Collatos        125 High St.          USA                  IN
                           Boston, MA
                           02110

Brion B. Applegate         300 Drakes            USA                  IN
                           Landing
                           Suite 251
                           Greenbrae, CA
                           94904

Spectrum Equity Investors, L.P.                                   Page 9 of  10
Schedule 13G



       After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                     SPECTRUM EQUITY INVESTORS, L.P.
                                     By: Spectrum Equity Associates,
                                         L.P., its general partner



Date:  March 7, 1996                 By: /s/ William P. Collatos
                                        ------------------------
                                        William P. Collatos, General Partner



Date:  March 7, 1996                 SPECTRUM EQUITY ASSOCIATES, L.P.



Date:  March 7, 1996                 By: /s/ William P. Collatos
                                        ------------------------
                                        William P. Collatos, General Partner



Date:  March 7, 1996                 By: /s/Brion B. Applegate
                                        ----------------------
                                        Brion B. Applegate, General Partner



Date:  March 7, 1996                 By: /s/ William P. Collatos
                                        ------------------------
                                        William P. Collatos



Date:  March 7, 1996                 By: /s/Brion B. Applegate
                                        ----------------------
                                        Brion B. Applegate

                             JOINT FILING AGREEMENT



       Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby respectively represents that the undersigned is eligible to use Schedule 13G as amended by Amendment No. 1 being filed herewith, to report the undersigned's beneficial ownership of Class A Common Stock of PriCellular Corporation. Additionally, each of the undersigned acknowledges that this Amendment No. 2 to Schedule 13G is filed on behalf of each of the undersigned.

                                            SPECTRUM EQUITY INVESTORS, L.P.

                                           By:  Spectrum Equity Associates, L.P.


                                            By/s/ William P. Collatos
                                               William P. Collatos
                                               General Partner

                                            Date:  March 7, 1996



                                            SPECTRUM EQUITY ASSOCIATES, L.P.


                                            By/s/ William P. Collatos
                                               William P. Collatos
                                               General Partner

                                            Date:  March _7, 1996


                                            By/s/ Brion B. Applegate
                                               Brion B. Applegate
                                               General Partner

                                            Date:  March 7, 1996

                                            /s/ William P. Collatos
                                            William P. Collatos, individually

                                            Date:  March 7, 1996


                                            /s/ Brion B. Applegate
                                            Brion B. Applegate, individually

                                            Date:  March 7, 1996